Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

ACETO Reports Second Quarter Fiscal 2015 Results

PORT WASHINGTON, N.Y., February 5, 2015 -- ACETO Corporation (Nasdaq:ACET), a global leader in the marketing, sale and distribution of products for Human Health, Pharmaceutical Ingredients and Performance Chemicals, announced today financial results for the second quarter of fiscal 2015 ended December 31, 2014.

Second Quarter Fiscal 2015 versus Second Quarter Fiscal 2014

●	Net sales of $123.8 million versus $116.5 million, a 6.2% increase
●	Gross profit of $30.0 million versus $27.0 million, an 11.2% increase
●	Net income of $6.6 million versus $6.8 million, a 2.2% decrease
●	Diluted EPS of $0.23 versus $0.24, a 4.2% decrease
●	Non-GAAP Adjusted Net Income of $8.2 million versus $7.8 million, a 5.3% increase
●	Non-GAAP Adjusted EPS of $0.28 versus $0.27, a 3.7% increase

Management Commentary

“Sales increased 6.2% to $123.8 million this quarter and gross profits increased 11.2% to $30.0 million as compared to last year’s second quarter. On an adjusted basis, net income increased by 5.3% in the second quarter. Human Health sales increased by 39.2%, with growth primarily driven by the acquisition of PACK Pharmaceuticals, partially offset by weakness in our Nutritional business. This sales growth is after a $12.5 million adverse impact due to price protection adjustments associated with price increases, the benefit of which we should realize later this fiscal year and in future periods. Pharmaceutical Ingredients saw lower sales and profits primarily due to decreased sales of a high margin active pharmaceutical ingredient as well as several other lower margin products. Performance Chemicals profitability was up versus a year ago due to improved product mix,” said Sal Guccione, Chief Executive Officer of ACETO.

“For the first half of fiscal 2015 our Human Health and Pharmaceutical Ingredients business segments together accounted for 69% of total revenue and 76% of gross profits. Further reflecting our long-term on-going strategy to transform ACETO towards a human health-oriented company, a change in our SIC code to a wholesale drug category was approved by the SEC during the second quarter,” added Mr. Guccione.

“In the second half of fiscal 2015, partially in the third quarter and more fully in the fourth quarter, we expect to realize benefits of price increases and new product launches at Rising. We currently have 97 total portfolio products in development with 52 ANDAs filed with the FDA. Of these, 24 ANDAs, with total annual sales of $1.5 billion according to IMS, have been on file for over 24 months. We currently expect our R&D spend for 2015 to be approximately $7.0 million, up from $5.2 million in 2014. We are confident in our pipeline, but at the same time, the industry is seeing slowness in FDA approvals. Also, the slowdown in Nutritional products is more significant than previously expected and headwinds related to the weakening euro are becoming more pronounced. Taking these variables together, we now expect sales and earnings per share growth to be in the mid-to-upper single digit range for fiscal 2015.”

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Second Quarter Financial Review

Net sales for the second quarter of fiscal 2015 were $123.8 million, an increase of 6.2% from $116.5 million reported in the second quarter of fiscal 2014. Total company gross profit was $30.0 million, an increase of 11.2%, compared to $27.0 million in the second quarter of fiscal 2014. Gross margin for the second quarter was 24.3% compared to 23.2% in the prior year period.

Human Health segment sales were $55.4 million, an increase of 39.2%, compared to $39.8 million for the second quarter of fiscal 2014. The sales increase was primarily due to an increase in sales at Rising resulting from the acquisition of PACK Pharmaceuticals on April 30, 2014 as well as new generic drugs launched in fiscal 2014. In addition, Rising’s sales were negatively impacted by $12.5 million due to price protection adjustments associated with price increases. Nutritional product sales in the U.S. and internationally were lower due to soft reorders resulting from high customer inventory levels. Gross profit for the Human Health segment was $16.3 million, an increase of 25.4%, compared to $13.0 million for the second quarter of fiscal 2014. Nutritional results were impacted by lower royalty income of $1.3 million from the sale of certain proprietary ingredients. Gross margin for the second quarter was 29.5% compared to 32.7% in the prior year period. The decline in gross margin was primarily due to a $9.2 million net impact of price protection adjustments and the slowdown in the Nutritional products business noted above.

Pharmaceutical Ingredients segment sales were $32.6 million, a decrease of 13.1%, compared to $37.5 million for the second quarter of fiscal 2014. Gross profit was $6.9 million, a decrease of 10.9%, compared to $7.8 million for the second quarter of fiscal 2014. Gross margin for the second quarter was 21.3% compared to 20.7% in the prior year period.  The decline in sales and profits for the quarter is primarily due to a decline in reorders on three products, including a high-margin active pharmaceutical ingredient.

Performance Chemicals segment sales were $35.8 million, a decrease of 8.8%, compared to $39.2 million for the second quarter of fiscal 2014 primarily due to lower sales of an insecticide versus 2014. Gross profit was $6.8 million, an increase of 9.4%, compared to $6.2 million for the second quarter of fiscal 2014, due to a more favorable product mix. Gross margin was 18.9% for the second quarter compared to 15.8% in the prior year period.

Total  selling, general and administrative expenses were $19.0 million compared to $15.1 million in the same period last year, a 25.9% increase. Selling, general and administrative expenses included $3.1 million of SG&A expenses from PACK Pharmaceuticals, of which $1.2 million was amortization expense related to acquired intangible assets. Research and Development expenses in the second quarter totaled $0.4 million compared to $1.2 million in the prior year period. The majority of R&D expenses are milestone based, and will fluctuate quarterly.

Operating income totaled $10.7 million, even with the second quarter of fiscal 2014. Interest expense was $1.0 million compared to $0.4 million in the prior year period reflecting higher average balances outstanding under the credit agreement entered into in connection with the purchase of PACK Pharmaceuticals. Net income was $6.6 million, or $0.23 per diluted share, compared to net income of $6.8 million, or $0.24 per diluted share, for the comparable quarter of fiscal 2014. Non-GAAP Adjusted Net Income was $8.2 million in the second quarter compared to $7.8 million in the prior period, a 5.3% increase. Non-GAAP Adjusted earnings per share were $0.28 compared to $0.27 in the year ago second quarter, a 3.7% increase.

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Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am EST on Friday, February 6, 2015.  To participate in the conference call, please dial (888) 895-5271 or (847) 619-6547 approximately 10 minutes prior to the call. Please reference conference ID # 38818311.

A live webcast of the conference call will be available in the Investor Relations section of the Company’s website, www.aceto.com.  Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 11:30 a.m. EST on February 6, 2015 until 11:59 p.m. EST on February 13, 2015 and may be accessed by calling (888) 843-7419 and reference conference ID # 38818311.  An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

Use of Non-GAAP Financial Information

In addition to U.S. GAAP results, this press release also includes certain non-GAAP financial measures as defined by the SEC. This measure, Adjusted Net Income, represents net income excluding amortization of intangibles, debt extinguishment and transaction cost related to acquisitions.  These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reporting in accordance with GAAP.  Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.  The exclusion of these items also allows investors to compare results of operations in the current period to prior periods results based on the Company’s fundamental business performance and analyze the operating trends of the business.  The exclusion of these items also allows management to evaluate the performance of its business units.

Pursuant to the requirements of Regulation G, reconciliations of Adjusted Net Income to U.S. GAAP net income are presented in the table Non-GAAP Reconciliation of this press release.

About ACETO

ACETO Corporation, incorporated in 1947, is a global leader in the marketing, sale and distribution of products for Human Health (finished dosage form generics and nutraceutical products), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products). With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical industries. ACETO’s global operations, including a staff of 25 in China and 12 in India, are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

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FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.   ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report or Form 10-K for the fiscal year ended June 30, 2014 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter’s performance not useful as a predictor of future quarters’ results.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:
LHA
Jody Burfening
jburfening@lhai.com
(212) 838-3777

(Financial Tables Follow)

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Aceto Corporation and Subsidiaries
Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$123,765	$116,508	$254,568	$245,769
Cost of sales	93,746	89,524	196,898	185,051
Gross profit	30,019	26,984	57,670	60,718
Gross profit %	24.25%	23.16%	22.65%	24.71%

Selling, general and administrative expenses	18,970	15,067	37,253	30,831
Research and development expenses	377	1,174	1,122	1,728
Operating income	10,672	10,743	19,295	28,159

Other (expense) income, net of interest expense	(187)	(13)	(1,165)	145

Income before income taxes	10,485	10,730	18,130	28,304
Income tax provision	3,877	3,975	6,694	10,214
Net income	$6,608	$6,755	$11,436	$18,090

Net income per common share	$0.23	$0.24	$0.40	$0.65

Diluted net income per common share	$0.23	$0.24	$0.39	$0.64

Weighted average shares outstanding:
Basic	28,740	27,873	28,679	27,790
Diluted	29,204	28,467	29,191	28,404

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Aceto Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per-share amounts)

	(unaudited)
	December 31, 2014	June 30, 2014

Assets
Current Assets:
Cash and cash equivalents	$37,216	$42,897
Investments	1,799	746
Trade receivables: less allowances for doubtful accounts: December 31, 2014 $697; and June 30, 2014 $517	148,004	122,694
Other receivables	5,515	5,288
Inventory	93,108	100,683
Prepaid expenses and other current assets	4,569	3,556
Deferred income tax asset, net	926	490

Total current assets	291,137	276,354

Property and equipment, net	11,136	11,573
Property held for sale	5,848	5,848
Goodwill	67,963	66,516
Intangible assets, net	83,614	87,955
Deferred income tax asset, net	11,765	11,605
Other assets	8,337	8,133

Total Assets	$479,800	$467,984

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$9,197	$8,343
Accounts payable	49,086	48,716
Accrued expenses	68,161	61,464
Total current liabilities	126,444	118,523

Long-term debt	99,059	97,158
Long-term liabilities	10,223	11,634
Environmental remediation liability	5,374	7,079
Deferred income tax liability	35	6
Total liabilities	241,135	234,400

Commitments and contingencies

Shareholders’ equity:
Common stock, $.01 par value:
(40,000 shares authorized; 29,105 and 28,772 shares issued
and outstanding at December 31, 2014 and June 30, 2014, respectively)	291	288
Capital in excess of par value	91,112	87,156
Retained earnings	148,694	140,768
Accumulated other comprehensive income	(1,432)	5,372
Total shareholders’ equity	238,665	233,584

Total liabilities and shareholders’ equity	$479,800	$467,984

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Aceto Corporation
Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)
(in thousands, except per share amounts)

	(unaudited) Three Months Ended December 31, 2014	(unaudited) Diluted Net Income Per Common Share Three Months Ended December 31, 2014	(unaudited) Three Months Ended December 31, 2013	(unaudited) Diluted Net Income Per Common Share Three Months Ended December 31, 2013	(unaudited) Six Months Ended December 31, 2014	(unaudited) Diluted Net Income Per Common Share Six Months Ended December 31, 2014	(unaudited) Six Months Ended December 31, 2013	(unaudited) Diluted Net Income Per Common Share Six Months Ended December 31, 2013

Net income, as reported	$6,608	$0.23	$6,755	$0.24	$11,436	$0.39	$18,090	$0.64

Adjustments:

Amortization	2,597	0.09	1,461	0.05	5,162	0.18	2,901	0.10
Transaction costs related to acquisitions	-	-	229	0.01	-	-	600	0.02
Separation and relocation costs	-	-	-	-	99	0.00	-	-
Step-up of inventory	-	-	-	-	209	0.01	-	-

Adjusted income excluding charges	9,205	0.32	8,445	0.30	16,906	0.58	21,591	0.76
Adjustments to provision for income taxes	987	0.04	642	0.03	2,079	0.07	1,330	0.05

Adjusted net income (Non-GAAP)	$8,218	$0.28	$7,803	$0.27	$14,827	$0.51	$20,261	$0.71

Diluted weighted average shares outstanding	29,204	29,204	28,467	28,467	29,191	29,191	28,404	28,404

NOTE:  Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units.

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